Exhibit 5.1

16 December 2022

Forafric Global PLC

Madison Building

Midtown, Queensway

Gibraltar GX11 1AA

Dear Sirs,

FORAFRIC GLOBAL PLC (the “Company”)

1.	We are lawyers qualified to practise in Gibraltar , and we have examined the Registration Statement on Form S-8 (including all supplements and amendments thereto, the “Registration Statement”), to be filed by the Company with the United States Securities and Exchange Commission (the “Commission”), relating to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of up to an aggregate of 2,645,684 ordinary shares, par value of US$0.001 per share in the capital of the Company (the “Shares”) for issuance pursuant to the Forafric 2022 Long Term Employee Share Incentive Plan (the “Plan”).

2.	For the purposes of this opinion we have reviewed the following:

	(a)	the Companies Act 2014 of Gibraltar (the “Act”);

	(b)	a copy of the memorandum and articles of association of the Company (the “Articles”).

	(c)	the Certificate of the Incorporation of a Company on Re-Registration as a Public Limited Company in respect of the Company, issued by the Registrar of Companies, Gibraltar on 26th May 2022 pursuant to the Act;

	(d)	The Plan adopted by the board of directors of the Company on 21st November 2022;

	(e)	Resolutions of the board of directors of the Company dated 21st November 2022 (the “Resolutions”).

3.	We have not made any investigation of and do not express any opinion as to the laws of any jurisdiction outside Gibraltar. This Opinion is given only in respect of the present laws of Gibraltar and having effect in Gibraltar and is limited to the facts and circumstances disclosed to us and subsisting at the date hereof as set out herein.

4.	Subject as hereinafter provided and to matters not disclosed to us, we are of the opinion that:

	(a)	the Company validly exists under the laws of Gibraltar;

	(b)	the directors of the Company have the power to issue and allot ordinary shares for a period of 5 years from the adoption of the Articles on 26th May 2022 and the Company has taken all corporate actions necessary to create that power;

	(c)	the Shares underlying the Nominal Cost Options, when issued upon exercise of the Nominal Cost Options in accordance with the terms thereof, subject to the full payment of the exercise price therefor, will be validly issued, fully paid and non-assessable.

5.	In giving this Opinion, we have assumed without making any independent enquiry:

	(a)	that all acts, conditions and things required to be done, fulfilled or undertaken under any law (including any and all authorisations and consents of any public authority of any jurisdiction), other than that of Gibraltar, have been, or will be done, fulfilled, undertaken or obtained;

	(b)	the genuineness of all and any signatures and seals;

	(c)	the completeness and conformity to the originals of all documents submitted to us purporting to be copies or drafts of the originals;

	(d)	that the Resolutions have not been revoked, rescinded or otherwise amended or modified.

6.	We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement.

Yours faithfully

/s/ Hassans International Law Firm Limited

Hassans International Law Firm Limited